EXHIBIT 99.1

Ferrellgas, L.P. and Ferrellgas Finance Corp. Price $200 Million Senior Notes Due 2014

Wednesday July 30, 7:53 pm ET

OVERLAND PARK, Kan., July 30 /PRNewswire-FirstCall/ — Ferrellgas, L.P., the operating partnership of Ferrellgas Partners, L.P. (NYSE: FGP — News), and Ferrellgas Finance Corp., a wholly-owned subsidiary of Ferrellgas, L.P., today announced a private placement to eligible purchasers of $200 million in aggregate principal amount of their 6 3/4% Senior Notes due 2014 at an offering price equal to 85% of par.

The offering is expected to close on August 4, 2008, subject to customary closing conditions. Ferrellgas, L.P. intends to use the net proceeds from the offering to reduce outstanding indebtedness under its senior unsecured revolving credit facility.

The offering has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and the notes may not be offered or sold in the United States absent such registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Ferrellgas, L.P. is a leading distributor of propane and related equipment and supplies to customers primarily in the United States.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include the Company’s plans to complete a private placement of $200 million of senior notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, 913-661-1530

Source: Ferrellgas, L.P.